Exhibit 24

POWER OF ATTORNEY

The undersigned directors and/or officers of Dana Corporation (the Corporation) hereby constitute and appoint Michael J. Burns, Michael L. DeBacker, Rodney R. Filcek, M. Jean Hardman and Robert C. Richter, and each of them, severally, their true and lawful attorneys-in-fact:

(i)                                     to execute, in their names and capacities as directors and/or officers of the Corporation, one or more registration statements on Form S-4, and all exhibits, amendments and supplements thereto and any related documents, to register new notes to be exchanged for the $450 million principal amount of unregistered 5.85% notes of the Corporation, and

(ii)                                  to file, in the name and on behalf of the Corporation, such registration statements, exhibits, amendments, supplements and documents with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

This Power of Attorney automatically ends as to each appointee upon the termination of his or her service with the Corporation.

In witness whereof, the undersigned have executed this instrument on February 15, 2005.

/s/ B. F. Bailar	/s/ G. H. Hiner
B. F. Bailar	G. H. Hiner

/s/ A. C. Baillie	/s/ J. P. Kelly
A. C. Baillie	J. P. Kelly

/s/ D. E. Berges	/s/ M. R. Marks
D. E. Berges	M. R. Marks

/s/ M. J.Burns	/s/ R. B. Priory
M. J. Burns	R. B. Priory

/s/ E. M. Carpenter	/s/ M. L. DeBacker
E. M. Carpenter	M. L. DeBacker

/s/ R. M. Gabrys	/s/ R. R. Filcek
R. M. Gabrys	R. R. Filcek

/s/ S. G. Gibara	/s/ M. J. Hardman
S. G. Gibara	M. J. Hardman

/s/ C. W. Grisé	/s/ R. C. Richter
C. W. Grisé	R. C. Richter